Exhibit 99.1

GAP INC. ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

Sabrina Simmons Named EVP of Gap Inc. Finance and Will Serve as Acting CFO

SAN FRANCISCO – AUGUST 29, 2007 – Gap Inc. (NYSE: GPS) today announced that chief financial officer Byron Pollitt, 56, has decided to leave the company to pursue an opportunity in another industry. His last day as chief financial officer will be September 14, 2007.

The company also announced Sabrina Simmons, 44, currently senior vice president of corporate finance and a six-year Gap Inc. finance veteran, is being promoted to the newly-created position of executive vice president of Gap Inc. finance and will serve as acting chief financial officer. Ms. Simmons will report directly to Glenn Murphy, Gap Inc.’s chairman and chief executive officer.

Mr. Murphy said, “On behalf of all of us at Gap Inc., I want to thank Byron for his tremendous contributions to our company. He’s played an integral role in restoring the company’s financial health and instilling the strong financial discipline across the organization that exists today.”

Commenting on his time with the company, Mr. Pollitt said, “I’m proud of what we’ve accomplished over the past five years and the financial strength of the company. I am confident the talented team at Gap Inc. will continue to build on the progress that we’ve made. I wish the company every success in the future.”

Ms. Simmons joined Gap Inc. in 2001 as vice president and treasurer. She currently has responsibility for all corporate finance functions including controllership, corporate financial planning and analysis, investor relations, treasury, tax, corporate shared service center, and risk management. In her expanded role as executive vice president, Ms. Simmons will serve on the company’s Executive Leadership Team and will oversee all business-related financial matters.

“For the past six years, Sabrina has been critical in bringing financial discipline to Gap Inc., restoring the strength of the company’s balance sheet and returning cash to our shareholders,” Mr. Murphy added. “I look forward to working more closely with her in the coming months and together, executing on our near-term priorities to continue to enhance shareholder value.”

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, and Piperlime brand names. Fiscal 2006 sales were $15.9 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia and the Middle East. For more information, please visit gapinc.com.

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